Exhibit 10.34
Column Financial, Inc.
11 Madison Avenue
New York, NY 10010
December 6, 2007
FX Luxury Realty, LLC
650 Madison Avenue
15th Floor
New York, NY 10022
Robert Sillerman
c/o Flag Luxury Properties, LLC
650 Madison Avenue, 15th Floor
New York, New NY 10022
Dear Ladies and Gentlemen,
     Reference is made to that certain Promissory Note dated June 1, 2007 of FX Luxury Realty, LLC (“Borrower,” “you” or “your”) in the original principal amount of $23,000,000.00 (the “Note”) payable to the order of Column Financial, Inc. (“Lender,” “we” or “us”), as evidence of the loan in a like principal amount made by Lender to Borrower on such date. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Note.
     Reference is also made to the letter agreement relating to the Note dated September 24, 2007 pursuant to which you requested, inter alia, our consent to certain other transactions and advised that the Ultimate Parent had filed with the Securities and Exchange Commission (“SEC”) a registration statement for the distribution of shares of its common stock to the stockholders of CKX, Inc. (“CKX”) (the “Registered Distribution”). You have now advised us that as soon as is commercially practicable after the Registered Distribution is consummated, the Ultimate Parent will file with the SEC a registration statement with respect to a rights offering pursuant to which it will issue to each of its shareholders the right to purchase one share of the Ultimate Parent’s common stock for every two shares of such stock owned by such shareholder (the “Rights Offering”), that all shareholders who received their shares from Flag Luxury Properties LLC in the Flag distribution (consummated November 30, 2007) have waived their rights to participate in such Rights Offering and accordingly that only shareholders owning shares distributed in the Registered Distribution will be able to participate. You have further now advised that the Ultimate Parent intends to enter into one or more agreement(s) with one or more Persons reasonably satisfactory to us (which includes our satisfaction with their financial ability to consummate such agreement) (the “Back Stop Purchasers”) to purchase some or all shares available for purchase as part of the Rights

FX Luxury Realty, LLC
December 6, 2007

Offering which are not purchased by the Ultimate Parent’s shareholders eligible to participate in the rights offerings, such purchase to be at the same price offered to the eligible shareholders as described in the Rights Offering materials (the “Back Stop Agreement”).
     You are now asking that we consent to (a) the extension of the maturity date of the Note and (b) the right to use the proceeds of a certain sale of securities of the Ultimate Parent for its general corporate purposes rather than paying down your obligations pursuant to the Note as would otherwise be required. We are agreeable to your requests on the terms and conditions reflected in this letter agreement. Accordingly, for $10.00 and in consideration of the mutual covenants and agreements contained herein had other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Lender hereby agree as follows:
     1. Confirmation. a) In order to induce the Lender to enter into this letter agreement, you hereby represent and warrant that the representations and warranties set forth in the Note (except those that speak as of a certain date) are true and correct in all material respects as if made on and as of the date hereof and that no Event of Default has occurred and is continuing nor is there any event which, with the giving of notice or the passage of time, would constitute an Event of Default pursuant to the Note.
          (a) In addition, Robert Sillerman (“Guarantor”) hereby represents and warrants that the representations and warranties set forth in his Guaranty dated as of June 1, 2007 (the “Guarantor Documents”) and made by him as Guarantor for the benefit of the Lender are true and correct in all material respects as if made on and as of the date hereof and that no Event of Default has occurred and is continuing thereunder nor is there any event which, with the giving of notice or the passage of time, would constitute an Event of Default pursuant to the Guaranty.
          (b) You hereby agree and confirm that except as amended hereby, the Note shall continue to be and shall remain in full force and effect in accordance with its terms. The Guarantor also hereby ratifies and confirms that the Guarantor Documents continue to be and shall remain in full force and effect in accordance with their terms.
     2. Note Amendments. The parties hereto hereby agree that the Note is hereby amended in the following respects:
          (a) The December 15, 2007 date referred to in the Section titled “Maturity Date” is hereby changed to mean and to become “March 15, 2008.”
          (b) On the date hereof, Borrower is remitting to Key Bank N.A. as the servicer of the Loan the amount of $425,000.00 which will be deposited into the Interest Reserve Account established pursuant to the Note to increase the reserve fund in order to service the interest that will be due and payable by Borrower to Lender during the

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December 6, 2007

extended term of the Note set forth in Section 2(a) above. Such additional interest deposit shall be applied in accordance with the provisions of the Note.
          (c) In addition to the existing provisions in the Note setting forth when the amount of the Debt shall be due and payable, the parties hereby agree that the entire amount of the Debt shall become due and payable immediately upon the occurrence of any of the following:
               (i) if the record date with respect to the stockholders of CKX entitled to receive shares of common stock of the Ultimate Parent pursuant to the Registered Distribution does not occur on or before December 31, 2007.
               (ii) if the Registered Distribution is not consummated and the shares of the Ultimate Parent being registered pursuant thereto are not distributed to the CKX shareholders, on or before January 10, 2008;
               (iii) if Borrower has not delivered to Lender on or before January 28, 2008, a copy of a Backstop Agreement which guarantees cash proceeds from the Rights Offering sufficient to repay all amounts outstanding under the Note, which Borrower certifies is true, complete, and correct and in full force and effect;
               (iv) if the Rights Offering is not declared effective by the SEC on or before February 27, 2008; and/or
               (v) if the Rights Offering is not fully consummated and closed on or before March 15, 2008, including, if applicable, the consummation by the Back Stop Purchasers of all of their obligations under the Back Stop Agreement.
     3. Waiver. We understand that your Ultimate Parent also plans to issue in a private transaction 500,000 shares of its common stock to Barry Shier at a price of $5.14 per share (the “Shier Share Purchase”). Under the existing provisions of the Note, you would be required to remit to us the Net Proceeds from the Shire Share Purchase within one (1) Business Day from the receipt thereof as a prepayment of the Loan.
     We hereby irrevocably consent to the consummation of the Shier Share Purchase and the use of the Net Proceeds therefrom for the Ultimate Parent’s general corporate purposes. The foregoing waiver shall be effective only with respect to the specific instance and purposes described as aforesaid and shall not be construed as a waiver or consent in connection with any future transactions with Barry Shier or otherwise.
     4. Miscellaneous. The Sections entitled “Applicable Law; Consent to Jurisdiction” and “Trial By Jury” of the Note are hereby incorporated by reference in this agreement and made a part hereof as if fully set forth herein. This agreement, and such aforesaid Sections of the Note, constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof, and supersede all prior or

FX Luxury Realty, LLC
December 6, 2007

contemporaneous or oral written understandings and agreements between both parties with respect to the subject matter hereof.
[Signature Page Follows]

FX Luxury Realty, LLC
December 6, 2007

     If the foregoing correctly sets forth our understanding, please execute this agreement in the space provided below.

Sincerely,

Column Financial, Inc.

By:	/s/ Roman Marin

Name:	Roman Marin
Title:	Vice President
AGREED AND ACCEPTED this 6th day of December, 2007:
FX Luxury Realty, LLC

By:	FX Real Estate and Entertainment Inc., Managing Member

	By:	/s/ Mitchell J. Nelson

	Name:	Mitchell J. Nelson

	Title:	Vice President

GUARANTOR:
/s/ Robert F.X. Sillerman

Robert Sillerman